Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS
Loudon, TN - May 3, 2017 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the third quarter of fiscal 2017 ended March 31, 2017.
Highlights for the Third Quarter of Fiscal 2017

•	Net sales increased 12.6% to $77.1 million compared to the third quarter of fiscal 2016.

•	Unit volume increased 10.4% to 1,054 boats compared to the third quarter of fiscal 2016.

•	Net sales per unit increased 2.0% to $73,196 and net sales per unit in the U.S. increased 1.2% to $72,749 compared to the third quarter of fiscal 2016.

•	Gross profit increased 16.1% to $21.4 million compared to the third quarter of fiscal 2016.

•	Net income increased 35.9% to $8.8 million, or $0.45 per share compared to the third quarter of fiscal 2016.

•	Adjusted EBITDA increased 19.0% to $16.8 million compared to the third quarter of fiscal 2016.

•	Adjusted fully distributed net income increased 22.2% to $9.4 million compared to the third quarter of fiscal 2016.

•
Adjusted fully distributed net income per share increased 22.5% to $0.49 on a fully distributed weighted average share count of 19.3 million shares of Class A Common Stock as compared to the third quarter of fiscal 2016.

Jack Springer, Chief Executive Officer, stated, "We continue to experience strong growth and performance at Malibu. Our unit sales, revenue, gross profit, net income and Adjusted EBITDA are all company records for our fiscal third quarter. Our business in the United States continues to experience good growth while Canada is performing slightly better than last year and Australia remains consistently strong for Malibu. Our market share remains at record levels and our best-in-class operations continue to drive strong margins.
Malibu's leadership delivering new product to market continues, led by the strength of demand for our new boats for 2017 as well as innovations and features that surpass the competition. In addition, our new product platform is generating demand and we have every confidence this trend will continue into the foreseeable future.
Mr. Springer continued, "We are pleased to see the slight rebound in Canada this year despite currency rates being high and the oil and gas environment still soft. Demand in other parts of the world remain soft and we expect that those areas will remain flat. However, we are confident that North America will continue to grow, with the U.S. domestic market leading the way.”

Exhibit 99.1

Results of Operations for the Third Quarter of Fiscal 2017

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
	(In thousands, except unit and per unit data)
Net sales	$77,149	$68,539	$206,831	$186,285
Cost of sales	55,787	50,133	151,833	137,290
Gross profit	21,362	18,406	54,998	48,995
Operating expenses:
Selling and marketing	1,789	1,574	6,362	5,998
General and administrative	5,997	4,462	15,514	13,281
Amortization	550	545	1,649	1,637
Operating income	13,026	11,825	31,473	28,079
Other expense, net:
Other income	41	40	116	64
Interest expense	(416)	(1,249)	(883)	(2,927)
Other expense, net	(375)	(1,209)	(767)	(2,863)
Income before provision for income taxes	12,651	10,616	30,706	25,216
Provision for income taxes	3,805	4,109	9,897	9,011
Net income	8,846	6,507	20,809	16,205
Net income attributable to non-controlling interest	833	731	2,115	1,767
Net income attributable to Malibu Boats, Inc.	$8,013	$5,776	$18,694	$14,438

Unit volumes	1,054	955	2,811	2,647
Net sales per unit	$73,196	$71,769	$73,579	$70,376
Comparison of the Third Quarter Ended March 31, 2017 to the Third Quarter Ended March 31, 2016
Net sales for the three months ended March 31, 2017 increased $8.6 million, or 12.6%, to $77.1 million as compared to the three months ended March 31, 2016. Included in net sales for each of the three months ended March 31, 2017 and March 31, 2016 were net sales of $5.5 million, attributable to our Australian business. Unit volume for the three months ended March 31, 2017 increased 99 units, or 10.4%, to 1,054 units as compared to the three months ended March 31, 2016 driven by demand for our new models such as the Malibu Wakesetter 21 VLX and 22 and 24 MXZs. Net sales per unit increased 2.0% to $73,196 per unit for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, primarily driven by year over year price increases and lower discount activity, offset by a mix shift to our new Response and 21 VLX models. Net sales per unit in the U.S. increased 1.2% to $72,749 for the three months ended March 31, 2017 compared to the three months ended March 31, 2016.
Cost of sales for the three months ended March 31, 2017 increased $5.7 million, or 11.3%, to $55.8 million as compared to the three months ended March 31, 2016. The increase in cost of sales was driven primarily by increased volumes, higher labor costs per unit, and an increase in warranty expense. Included in cost of sales were $0.1 million in costs related to our engines vertical integration initiative.
Gross profit for the three months ended March 31, 2017 increased $3.0 million, or 16.1%, to $21.4 million compared to the three months ended March 31, 2016. The increase in gross profit was due mainly to higher volumes. Gross margin for the three months ended March 31, 2017 increased 80 basis points from 26.9% to 27.7% over the same period in the prior fiscal year. The increase in gross margin was driven primarily by lower material cost per unit, offset by increases in labor and warranty expense.

Exhibit 99.1

Selling and marketing expenses for the three month period ended March 31, 2017 increased $0.2 million or 13.7%, compared to the three months ended March 31, 2016. As a percentage of sales, selling and marketing expenses were flat over the same period. General and administrative expenses for the three months ended March 31, 2017 increased $1.5 million, or 34.4%, to $6.0 million as compared to the three months ended March 31, 2016, largely due to an increase in legal expenses incurred in connection with ongoing litigation matters as well as higher incentive compensation and development costs associated with our engines vertical integration initiative which we initiated in fiscal year 2017.
Operating income for the third quarter of fiscal 2017 increased to $13.0 million from $11.8 million in the third quarter of fiscal 2016. Net income for the third quarter of fiscal 2017 increased 35.9% to $8.8 million while net income margin increased to 11.5% from 9.5% in the third quarter of fiscal 2016. Adjusted EBITDA in the third quarter of fiscal 2017 increased 19.0% to $16.8 million from $14.1 million, while Adjusted EBITDA margin increased to 21.8% from 20.6% in the third quarter of fiscal 2016.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss third quarter fiscal 2017 results on Wednesday, May 3, 2017, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #10710106.
Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release regarding the expected demand and outlook for our product.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Exhibit 99.1

Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and certain product development costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A Common Stock, which results in the elimination of non-controlling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member exchanges of LLC Units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this press release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Exhibit 99.1

Zac Lemons
Investor Relations
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net sales	$77,149	$68,539	$206,831	$186,285
Cost of sales	55,787	50,133	151,833	137,290
Gross profit	21,362	18,406	54,998	48,995
Operating expenses:
Selling and marketing	1,789	1,574	6,362	5,998
General and administrative	5,997	4,462	15,514	13,281
Amortization	550	545	1,649	1,637
Operating income	13,026	11,825	31,473	28,079
Other expense, net:
Other income	41	40	116	64
Interest expense	(416)	(1,249)	(883)	(2,927)
Other expense, net	(375)	(1,209)	(767)	(2,863)
Income before provision for income taxes	12,651	10,616	30,706	25,216
Provision for income taxes	3,805	4,109	9,897	9,011
Net income	$8,846	$6,507	20,809	16,205
Net income attributable to non-controlling interest	833	731	2,115	1,767
Net income attributable to Malibu Boats, Inc.	$8,013	$5,776	$18,694	$14,438

Comprehensive income:
Net income	$8,846	$6,507	$20,809	$16,205
Other comprehensive income, net of tax:
Change in cumulative translation adjustment	867	686	378	37
Other comprehensive income, net of tax	867	686	378	37
Comprehensive income, net of tax	9,713	7,193	21,187	16,242
Less: comprehensive income attributable to non-controlling interest, net of tax	$923	$808	2,153	1,774
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$8,790	$6,385	$19,034	$14,468

Weighted average shares outstanding used in computing net income per share:
Basic	17,877,152	17,975,714	17,799,221	17,968,106
Diluted	17,962,286	18,002,858	17,887,266	18,022,339
Net income available to Class A Common Stock per share:
Basic	$0.45	$0.32	$1.05	$0.80
Diluted	$0.45	$0.32	$1.05	$0.80

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	March 31, 2017	June 30, 2016
Assets
Current assets
Cash	$32,295	$25,921
Trade receivables, net	14,724	14,690
Inventories, net	27,365	20,431
Prepaid expenses and other current assets	2,311	2,707
Income tax receivable	—	965
Total current assets	76,695	64,714
Property and equipment, net	21,954	17,813
Goodwill	12,654	12,470
Other intangible assets, net	10,133	11,703
Deferred tax asset	113,480	115,594
Other assets	108	32
Total assets	$235,024	$222,326
Liabilities
Current liabilities
Current maturities of long-term debt	$—	$8,000
Accounts payable	18,979	16,158
Accrued expenses	21,414	19,055
Income taxes and tax distribution payable	1,803	427
Payable pursuant to tax receivable agreement, current portion	4,360	4,189
Total current liabilities	46,556	47,829
Deferred tax liabilities	609	685
Payable pursuant to tax receivable agreement	90,612	89,561
Long-term debt	55,152	63,086
Other long-term liabilities	275	1,136
Total liabilities	193,204	202,297
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,930,617 shares issued and outstanding as of March 31, 2017; 17,690,874 issued and outstanding as of June 30, 2016	179	176
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 19 shares issued and outstanding as of March 31, 2017; 23 shares issued and outstanding as of June 30, 2016	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and June 30, 2016	—	—
Additional paid in capital [1]	50,545	45,947
Accumulated other comprehensive loss	(2,093)	(2,471)
Accumulated deficit	(9,585)	(28,302)
Total stockholders' equity attributable to Malibu Boats, Inc.	39,046	15,350
Non-controlling interest	2,774	4,679
Total stockholders’ equity [1]	41,820	20,029
Total liabilities and stockholders' equity	$235,024	$222,326
1 For fiscal year 2016, we identified an immaterial error related to the understatement of deferred tax assets and paid in capital attributable to a book to tax difference in our investment in the LLC. The correction of this error resulted in an increase in deferred tax assets of $1,796 with a corresponding increase for the same amount in additional paid in capital within stockholder's equity on the audited consolidated balance sheet as of June 30, 2016.

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
Net income	$8,846	$6,507	$20,809	$16,205
Provision for income taxes	3,805	4,109	9,897	9,011
Interest expense	416	1,249	883	2,927
Depreciation	1,050	833	3,044	2,449
Amortization	550	545	1,649	1,637
Professional fees [1]	1,159	404	3,145	622
Marine Power litigation judgment [2]	—	—	(1,330)	—
Acquisition and integration related expenses [3]	—	—	—	401
Stock-based compensation expense [4]	325	459	1,070	1,464
Engine development [5]	630	—	1,090	—
Adjusted EBITDA	$16,781	$14,106	$40,257	$34,716
Adjusted EBITDA margin	21.8%	20.6%	19.5%	18.6%

(1)	Represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC ("MasterCraft").
(2)
Represents the reduction in a one-time charge related to a judgment rendered against us in connection with a lawsuit by Marine Power Holdings, LLC ("Marine Power") where the court amended the judgment to $1.9 million.

(3)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(4)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except share and per share data):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

Net income attributable to Malibu Boats, Inc.	$8,013	$5,776	$18,694	$14,438
Provision for income taxes	3,805	4,109	9,897	9,011
Professional fees [1]	1,159	404	3,145	622
Acquisition and integration related expenses [2]	—	—	—	401
Fair market value adjustment for interest rate swap [3]	(116)	510	(941)	685
Stock-based compensation expense [4]	325	459	1,070	1,464
Marine Power litigation judgment [5]	—	—	(1,330)	—
Engine development [6]	630	—	1,090	—
Net income attributable to non-controlling interest [7]	833	731	2,115	1,767
Fully distributed net income before income taxes	14,649	11,989	33,740	28,388
Income tax expense on fully distributed income before income taxes [8]	5,201	4,256	11,978	10,078
Adjusted fully distributed net income	9,448	7,733	$21,762	$18,310

Adjusted Fully Distributed Net Income per share of Class A Common Stock [9]:
Basic	$0.49	$0.40	$1.13	$0.94
Diluted	$0.49	$0.40	$1.13	$0.94

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [10]:
Basic	19,343,738	19,380,638	19,289,438	19,375,330
Diluted	19,343,738	19,380,638	19,289,438	19,375,330

Exhibit 99.1

(1)	Represents legal and advisory fees related to our litigation with MasterCraft.
(2)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents the reduction in a one-time charge related to a judgment rendered against us in connection with a lawsuit by Marine Power where the court amended the judgment to $1.9 million.
(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes for the three and nine months ended March 31, 2017 and 2016, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(9)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (10) below.
(10)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.